As filed with the Securities and Exchange Commission on September 19, 2019

Registration No. 333-230100

Registration No. 333-221349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-230100

FORM S-8

REGISTRATION STATEMENT NO. 333-221349

UNDER

THE SECURITIES ACT OF 1933

Aquantia Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-1199709
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

91 E. Tasman Drive, Suite 100

San Jose, California 95134

(Address of principal executive offices) (Zip code)

2004 Equity Incentive Plan

2015 Equity Incentive Plan

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan
(Full titles of the plans)

Mitchell L. Gaynor

Executive Vice President, Chief Administration and Legal Officer and Secretary

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Aquantia Corp. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-221349, originally filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2017, registering 820,118 shares of Company common stock , par value $0.00001 per share (“Common Stock”), under the 2004 Equity Incentive Plan, 3,024,007 shares of Common Stock under the 2015 Equity Incentive Plan, 1,618,735 shares of Common Stock under the 2017 Equity Incentive Plan and 647,494 shares of Common Stock under the 2017 Employee Stock Purchase Plan; and

•

Registration Statement No. 333-230100, originally filed with the SEC on March 6, 2019, registering 4,056,488 shares of Common Stock under the Company’s 2017 Equity Incentive Plan and 1,371,481 shares of Common Stock under the 2017 Employee Stock Purchase Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister any and all shares of the Company’s Common Stock registered but unsold or otherwise issued under the above referenced Registration Statements as of the date hereof.

Pursuant to the Agreement and Plan of Merger, dated as of May 6, 2019 (the “Merger Agreement”), by and among the Company, Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), and Antigua Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Merger Agreement, by filing this Post-Effective Amendment No. 1, the Company hereby terminates the effectiveness of the Registration Statements and hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, in the State of California, on this 19th day of September, 2019.

AQUANTIA CORP. (REGISTRANT)

By:	/s/ Jean Hu
Name: Jean Hu
Title: President and Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.